Exhibit 10.4

EDWARDS GROUP PLC

MATTHEW TAYLOR

SERVICE AGREEMENT

Freshfields Bruckhaus Deringer LLP

THIS AGREEMENT is made on 24 March 2011

BETWEEN

(1)                                 EDWARDS GROUP PLC incorporated in England and Wales with registered number 06124472 whose registered office is at Manor Royal, Crawley, West Sussex, RH10 9LW (the Company); and

(2)                                 MATTHEW TAYLOR of 20 High Street, Haslingfield, Cambridge, CB23 1TW (the Executive).

AGREEMENT

This Agreement records the terms on which the Executive will serve the Company.

1.                                      DEFINITIONS

In this Agreement:

Board means the board of directors of the Company from time to time or any person or committee nominated by the board of directors as its representative for the purposes of this Agreement;

Confidential Information means any and all of (i) the trade secrets of the Company and other Group Company and/or (ii) marketing strategies and plans, pricing strategies, discount rates and sales figures, customer lists and details of contracts with or requirements of customers and negotiations with customers and suppliers, lists of suppliers and details of contracts with suppliers of the Company and any other Group Company and/or (iii) information concerning any Invention and/or Work the subject of Clause 11 and/or (iv) any information which the Company or any Group Company has obtained from a third party which the Executive is or ought reasonably to be aware was obtained on terms restricting its disclosure or use and/or (v) any other category of information or particular information of the Company or any other Group Company which the Executive is or ought reasonably to be aware is confidential;

Employment means the employment governed by this Agreement;

Group means the Company, its ultimate holding company from time to time and the Company’s associates (as defined in section 435 of the Insolvency Act 1986) from time to time;

Group Company means a member of the Group and Group Companies will be interpreted accordingly;

Holding Company has the meaning given in section 1159 of the Companies Act 2006;

Remuneration Committee means a duly appointed committee of the Board, with power to determine the remuneration and other benefits of the executive directors and other senior employees of the Company; and

Termination Date means the date on which the Employment terminates.

2.                                      COMMENCEMENT OF EMPLOYMENT

2.1                               The Employment with the Company shall begin on and from the date the Company’s shares are admitted to trading on the Official List of the London Stock Exchange. The Employment will continue until termination in accordance with the provisions of this Agreement.

3.                                      APPOINTMENT AND DUTIES OF THE EXECUTIVE

3.1                               The Executive will serve the Company as Chief Executive Officer.

3.2                               The Executive will:

(a)                                 devote the whole of his working time, attention and skill to the Employment;

(b)                                 faithfully and diligently perform his duties and exercise his powers and at all times promote and protect the interests of the Company and any Group Company and not do anything harmful to those interests;

(c)                                  accept any offices or directorships as reasonably required by the Board;

(d)                                 comply in all material respects with all rules and regulations issued by the Company;

(e)                                  comply with all obligations imposed on him by the Companies Acts 1985 and 2006;

(f)                                   obey the reasonable directions of the Board; and

(g)                                  use all reasonable endeavours to promote the interests and reputation of every Group Company.

3.3                               The Executive accepts that:

(a)                                 the Executive’s job title may change from time to time to reflect the actual duties he undertakes;

(b)                                 the Company may require him to perform similar or related duties to the duties under this Agreement for any other Group Company whether for the whole or part of his working time. In performing those duties clause 3.2 will apply as if references to the Company are to the appropriate Group Company. The Company will remain responsible for the payments and benefits he is entitled to receive under this Agreement; and

(c)                                  the Company may transfer the Employment to any other Group Company on the same terms and conditions of employment provided that such transfer does not adversely affect the Executive’s status or role in a material respect or any entitlement of the Executive or require the Executive to relocate without his prior written consent.

3.4                               The Executive will keep the Board (and, where appropriate the board of directors of any other Group Company) fully informed of his conduct of the business, finances or affairs of the Company or any other Group Company in a prompt and timely manner. He will provide information to the Board in writing if requested.

3.5                               The Executive will promptly disclose to the Board full details of any wrongdoing by any employee of any Group Company which comes to the Executive’s attention where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company.

3.6                               At any time during the Employment, the Company may, where it shall have reasonable grounds for concern about the Executive’s fitness to carry out his duties, require the Executive to undergo a medical examination by a medical practitioner appointed by the Company. Subject to the Executive’s rights under The Access to Medical Reports Act 1988, the Executive authorises that medical practitioner to disclose to the Company any report or test results prepared or obtained as a result of that examination and to discuss with it any matters arising out of the examination which are relevant to the Employment or which might prevent the Executive properly performing the duties of the Employment.

4.                                      HOURS

4.1                               The Executive will comply with the Company’s normal hours of work and will also work any additional hours which may be reasonably necessary to perform his duties to the satisfaction of the Board. He will not receive any further remuneration for any hours worked in addition to the normal working hours.

4.2                               The Executive and the Company agree that the Executive is a Managing Executive for the purposes of the Working Time Regulations 1998 (the Regulations) and is able to determine the duration of his working time himself. As such, the exemptions in Regulation 20 of the regulations will apply to the Executive.

5.                                      INTERESTS OF THE EXECUTIVE

5.1                               The Executive will disclose promptly in writing to the Board all of his own shareholdings, directorships and interests in any businesses of a commercial or business nature except his interests in any Group Company.

5.2                               Subject to clause 5.3, during the Employment the Executive will not be directly or indirectly engaged, concerned or interested in the conduct of any business activity other than the Employment (except as a representative of the Company or with the written consent of the Board).

5.3                               The Executive may not hold or be interested in investments in any competing business whether or not those investments are listed or quoted on any recognised Stock Exchange or dealt in on the AIM market of the London Stock Exchange plc.

6.                                      SHARE DEALING AND OTHER CODES OF CONDUCT

The Executive will comply with all codes of conduct adopted from time to time by the Board and with all applicable rules and regulations of the UK Listing Authority and any other relevant regulatory bodies, including the Model Code on dealings in securities.

7.                                      LOCATION

7.1                               The Executive will work at Manor Royal, Crawley, West Sussex RH10 9LW or anywhere else within the United Kingdom on either a temporary or permanent basis, as required by the Board. He may be required to travel and work outside the United Kingdom from time to time but unless otherwise agreed with the Board will not be required without consent to relocate permanently outside the United Kingdom or work outside the United Kingdom for continuous periods in excess of three months.

7.2                               If the Board changes the Executive’s place of work so that the Executive has to relocate his residence the Company will reimburse him for his removal and other incidental expenses in accordance with its then current policy for relocation of executives.

8.                                      SALARY AND BENEFITS

8.1                               The Company will pay the Executive a Salary (Salary) of £412,000 per annum. Salary (less tax and statutory deductions and any other agreed deductions) will be paid, monthly in arrears by bank credit transfer on or about the last working day of each month (or otherwise as arranged according to business needs from time to time) and will accrue from day to day. The Salary shall not be decreased save with the agreement of the Executive. The Salary shall be reviewed by the Remuneration Committee on an annual basis not later than the service anniversary date and any change in salary shall take effect as from that date or earlier (as determined by the Remuneration Committee).

8.2                               The Salary referred to in clause 8.1 includes Director’s fees from the Group Companies.  To achieve this:

(a)                                 the Executive will repay any fees he receives to the Company; or

(b)                                his Salary will be reduced by the amount of those fees; or

(c)                                  a combination of the methods set out in clauses (a) and (b) will be applied.

8.3                               At the absolute discretion of the Board, the Executive may be entitled to a performance related cash bonus.  Payment of the cash bonus shall relate to the performance of the Company and/or the Executive against targets set by the Remuneration Committee in advance.  The Executive’s bonus in 2011 shall be 70% of the Executive’s Salary for on target performance. Receipt of a bonus in one year will not entitle the Executive to a bonus in any other year.

8.4                               The Executive may be eligible to participate in such benefit and incentive arrangements (including any long term incentive plans) as are put in place by the Company for the senior executive team from time to time.

8.5                               The Remuneration Committee may amend the terms of any bonus or incentive arrangement at any time in its absolute discretion provided that, once the terms of any such arrangement have been formally approved by the Remuneration Committee in respect of any given year and notified to participants in writing, no such discretion may be exercised other than in accordance with the rules of any such arrangement.

8.6                               The Executive and his spouse shall be admitted to the Company’s private health insurance arrangements at the Company’s expense and subject to the terms of those arrangements from time to time. The Executive may, at his own expense, choose to cover his children (if any) under the scheme.

8.7                               The Executive is eligible (if he so decides) to receive an annual medical health check at the Company’s expense.

8.8                               The Company shall arrange and pay the premiums of a life assurance scheme or policy which provides for payment of a sum equal to four times the Executive’s basic Salary in accordance with clause 8.1 as at the date of his death.

8.9                               The Executive shall be entitled to participate in a scheme of permanent health and disability insurance maintained by the Company.

8.10                        The Company and the Executive will each pay contributions in respect of the Executive to a group personal pension scheme maintained by the Company. The Company shall contribute 10% and the Executive shall contribute 5% of the Executive’s basic Salary from time to time in accordance with clause 8.1. Such payments will be made monthly in arrears and the contributions will accrue from day to day.

8.11                        The Executive is entitled to 25 days’ paid holiday each calendar year (in addition to any public holidays in the United Kingdom) to be taken at times approved in advance by the Board. Not more than 10 consecutive working days may be taken at any one time without the prior approval of the Board. Up to five days’ holiday may be carried over from one holiday year to the next provided such carried over holiday is taken by no later than 31 March. No other holiday may be carried forward from one holiday year to the next without the Board’s prior approval.

8.12                        Holiday entitlement will accrue at a rate of 2.083 days per month. For part years, the Executive’s holiday entitlement for the year will be pro-rated to the length of his service in that year. The Executive will be paid for any accrued holiday not taken at the Termination Date unless the Employment is terminated for gross misconduct or in accordance with clause 12.14. The Company may require the Executive to take any accrued holiday during any notice period. If on the Termination Date the Executive has exceeded his accrued holiday entitlement, the excess may be deducted from any sums due to him. The formula for calculating the amount of holiday due to the Executive and any payments or repayments to be made is 1/260 of the Executive’s annual basic Salary.

8.13                        Without prejudice to the Company’s right to terminate the Employment at any time in accordance with clause 12:

(a)                                 Salary payable and benefits provided to the Executive under this Agreement will cease after twenty six (26) weeks of absence whether or not consecutive in any period of twelve (12) months from work due to illness or injury. In this clause weeks/months includes Saturdays, Sundays and public holidays; and

(b)                                 The amount of any benefit which the Executive is entitled to claim during that period of absence under any Social Security or National Insurance Scheme in England and Wales and/or any scheme of which the Executive is a non-contributory member by virtue of the Employment will be deducted from any Salary paid to him. The Company will pay the Executive statutory sick pay under the Social Security Contributions and Benefits Act 1992 (as amended) and any Salary paid to him will be deemed to include statutory sick pay. The Company reserves the right to offset the amount of these benefits against Salary paid to the Executive even if the Executive has not recovered them.

8.14                        If the Executive is absent from work due to sickness or injury which is caused by the fault of another person, and as a consequence recovers from that person or another person any sum representing compensation for loss of Salary under this Agreement, the Executive will repay to the Company any money it has paid to him as Salary in respect of the same period of absence.

9.                                      EXPENSES

9.1                               The Company will refund to the Executive all reasonable expenses properly incurred by him in performing his duties under this Agreement, provided that these are incurred in accordance with Company policy from time to time. The Company will require the Executive to produce receipts or other documents as proof that he has incurred any expenses he claims.

9.2                               If the Executive is provided with a credit or charge card by the Company this must only be used for expenses which he incurs in performing the duties of the Employment.

9.3                               The Company will refund to the Executive all reasonable expenses, as determined by the Board, incurred by him in relocating his personal residence to the Executive’s place of work as defined in clause 7.

10.                               CONFIDENTIALITY

10.1                        Without prejudice to the common law duties which he owes to the Company the Executive agrees that he will not, except in the proper performance of his duties, copy, use (for his own purposes or for any purposes other than those of the Company or any Group Company) or disclose to any person any Confidential Information. This restriction will continue to apply after the termination of the Employment without limit in time but will not apply to Confidential Information which becomes public other than through unauthorised disclosure by the Executive. The Executive will use his best endeavours to prevent the unauthorised copying use or disclosure of such information.

10.2                        In the course of the Employment the Executive is likely to obtain trade secrets and Confidential Information belonging or relating to other Group Companies and other persons. He will treat such information as if it falls within the terms of clause 10.1 and clause 10.1 will apply with any necessary amendments to such information. If requested to do so by the Company the Executive will enter into an agreement with other Group Companies and any other persons in the same terms as clause 10.1 with any amendments necessary to give effect to this provision.

10.3                        Nothing in this Agreement will prevent the Executive from making a protected disclosure in accordance with the provisions of the Employment Rights Act 1996.

11.                               INTELLECTUAL PROPERTY RIGHTS

11.1                        The Executive will promptly inform the Company if he makes or is involved in making an Invention during the Employment and will give the Company sufficient details of it to allow the Company to assess the Invention and to decide whether the Invention belongs to the Company. The Company will treat any Invention which does not belong to it as confidential.

Invention means any Invention (whether patentable or not within the meaning of the Patents Act 1977 or other applicable legislation in any other country) relating to or capable of being used in the business of the Company.

11.2                        If an Invention belongs to the Company, the Executive will act as a trustee for the Company in relation to that Invention and will, at the request and expense of the Company, do everything necessary to vest all rights, title and interest in it in the

Company or its nominee with full title guarantee and to secure full patent or other appropriate protection anywhere in the world.

11.3                        If the Executive creates or is involved in creating any Work during the Employment, the Executive will promptly give the Company full details of it.

Work means any discovery, design, database or other work (whether registrable or not and whether a copyright work or not) which is not an Invention and which the Executive creates or is involved in creating:

(a)                                 in connection with his Employment; or

(b)                                 relating to or capable of being used in those aspects of the businesses of the Group Companies in which he is involved.

11.4                        The Executive:

(a)                                 assigns to the Company to the extent allowed by law with full title guarantee all his right, title and interest in any current or future Work (whether now existing or brought into being in the future); and

(b)                                 will act as a trustee for the Company in relation to all such Works;

(c)                                  and will in either case at the request and expense of the Company do everything necessary to vest all right, title and interest in any Work in the Company or its nominees and to defend its rights in those works and to secure appropriate protection anywhere in the world.

11.5                        If the Executive generates any Information or is involved in generating any Information during the Employment he will promptly give to the Company full details of it and he acknowledges that such Information belongs to the Company.

Information means any idea, method or Information, which is not an Invention or Work, generated by the Executive either:

(a)                                 in the course of his Employment; or

(b)                                 outside the course of his Employment but relating to the business, finance or affairs of any Group Company.

11.6                        If the Executive becomes aware of any infringement or suspected infringement of any intellectual property right in any Invention, Work or Information he will promptly notify the Company in writing.

11.7                        The Executive will not copy disclose or make use of any Invention, Work or Information without the Company’s prior written consent unless the disclosure is necessary for the proper performance of his duties.

11.8                        So far as permitted by law the Executive irrevocably waives any rights he may have under Chapter IV (Moral Rights) of Part 1 of the Copyright, Designs and Patents Act 1988 and any foreign corresponding rights in respect of all Works.

11.9                        Rights and obligations under clause 11 will continue after the termination of this Agreement in respect of all Inventions, Works and Information made or obtained during the Employment and will be binding on the personal representatives of the Executive.

11.10                 The Executive agrees that he will not by his acts or omissions do anything which would or might prejudice the rights of the Company under clause 11.

11.11                 The Executive will not make copies of any computer files belonging to any Group Company or their service providers and will not introduce any of his own computer files into any computer used by any Group Company in breach of any Group Company policy, unless he has obtained the consent of the Board.

11.12                 By entering into this Agreement the Executive irrevocably appoints the Company to act on his behalf to execute any document and do anything in his name for the purpose of giving the Company (or its nominee) the full benefit of the provision of clause 11 or the Company’s entitlement under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 11.12, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.

12.                               TERMINATION AND SUSPENSION

12.1                        The Employment will continue until terminated by either party giving written notice as set out in clause 12.2.

12.2                        Either party may terminate the Employment by giving not less than twelve (12) months’ written notice to the other.

12.3                        Notwithstanding the other provisions of this Agreement and in particular clause 12.2, the Employment will automatically terminate on the last day of the month in which the Executive reaches the age of 65, subject to all applicable laws.

12.4                        The Company may at its sole and absolute discretion terminate the Executive’s Employment in accordance with this clause 12.4 and make the Executive a Payment in Lieu of Notice (within the meaning of clause 12.5) (less any deductions the Company is required by law to make).

12.5                        Payment in Lieu of Notice for the purposes of this Agreement, means a sum equal to (i) the Executive’s Salary (as referred to in clause 8.1, at the rate in force at the time such payment is made) that he would have been entitled to receive under this Agreement during the notice period referred to at clause 12.2 if notice had been given (or, if notice has already been given, during the remainder of the notice period) (the Relevant

Period); (ii) the cost to the Company of providing the benefits referred to at clauses 8.6 to 8.10 that the Executive would have been entitled to receive during the Relevant Period or, if the Company in its absolute discretion decides, a sum equal to 20 per cent of Salary during the Relevant Period in satisfaction of the benefits under clauses 8.6 to 8.10; and (iii) an amount in respect of the Executive’s bonus, and in calculating such bonus, the Executive shall be treated in like manner to his fellow executive officers still employed by the Company, provided that any such bonus will be pro rated to take account of the time the Executive was actually employed by the Company during the relevant bonus year.

12.6                        The Payment in Lieu of Notice shall be paid within one month of the Termination Date and shall be paid net of tax and subject to such deductions as may be required by law. The Payment in Lieu of Notice shall be made in full and final settlement of any claims the Executive may have against the Company or any Group Company (excluding any statutory claims the Executive may have).

12.7                        As an alternative to the Payment in Lieu of Notice being paid in a lump sum, the Company may pay it in equal monthly instalments from the Termination Date until the end of the Relevant Period.

12.8                        If the Executive commences alternative employment or engagement at a basic annual salary of at least £20,000 per annum, for each month that instalments of the Payment in Lieu of Notice remain payable, the amounts calculated in accordance with clause 12.5 (as are attributable to each monthly instalment of the Payment in Lieu of Notice) shall, in aggregate, be reduced by such sum as is equal to 50% of 1/12th of the basic salary in excess of £20,000 the Executive is entitled to receive from the alternative employment or engagement.  For the purposes of this clause 12.8, references to salary include any fees or other remuneration received in respect of any alternative employment or engagement.  In addition, any reduction under this clause 12.8 shall be calculated by reference to the remuneration payable to, or otherwise beneficially earned by, the Executive irrespective of receipt during any month that instalments of the Payment in Lieu of Notice remain payable.

12.9                        In the event that the Company exercises its rights set out in clause 12.4 the Executive undertakes until the end of the Relevant Period to use his reasonable endeavours to find alternative paid employment or engagement from the date on which the Employment terminates which he reasonably regards as being suitable having regard to his skills, experience and personal circumstances and shall from time to time keep the Company reasonably informed of his efforts in this regard.  To the extent that the Executive has successfully secured any such alternative paid employment or engagement he shall provide the Company within seven days of accepting such alternative paid employment or engagement sufficient details of the start date, salary, pay and remuneration including bonuses and benefits to enable the calculation under clause 12.8 to be undertaken.

12.10                  Any entitlement that the Executive has or may have under any share incentive plan shall be determined in accordance with the rules of the relevant plan and shall not be affected by the Executive’s receipt of the Payment in Lieu of Notice.

12.11                  In consideration for the Payment in Lieu of Notice the Executive agrees to remain bound by the covenants contained in clause 14 of this Agreement.

12.12                  Subject to clause 12.13 below, the Company may terminate the Employment with immediate effect by giving written notice whether or not the Executive’s entitlement to sick pay, contractual or otherwise, has been exhausted if the Executive does not perform the duties of the Employment for a period of 180 days (whether or not consecutive) in any period of 365 days. This notice can be given whilst the Executive continues not to perform his duties or on expiry of the 180 day period. In this clause, days includes Saturdays, Sundays and public holidays.

12.13                  The Company shall not terminate the Employment under clause 12.12 in circumstances where the Executive is in receipt of benefits under the permanent health insurance scheme referred to in clause 8.9 provided that, with effect from the date that benefits are paid to the Executive in accordance with such scheme, for such period as the Executive is in receipt of such benefits, the Executive’s entitlements to Salary and other benefits under this Agreement (save for clause 8.9) shall cease.

12.14                  The Company may terminate the Employment with immediate effect by giving written notice if the Executive:

(a)                                  has materially failed to perform his duties under this Agreement to the standard reasonably required by the Board after receipt of a written warning; or

(b)                                 commits any serious or (after receipt of a written warning) persistent breach of his obligations under this Agreement; or

(c)                                  does not comply with any reasonable order or direction given to him by the Board; or

(d)                                 is guilty of any gross misconduct or conducts himself (whether in connection with the Employment or not) in a way which is materially harmful to any Group Company or tends to bring himself or any Group Company into disrepute; or

(e)                                  is guilty of dishonesty or is convicted of an offence (other than a motoring offence which does not result in imprisonment) whether in connection with the Employment or not; or

(f)                                    becomes of unsound mind or a patient under the Mental Health Act 1983; or

(g)                                 commits a breach of any legislation in force which has a material adverse effect on the business of any Group Company; or

(h)                                is bankrupted or has a receiving order made against him or makes any general composition with his creditors or takes advantage of any statute affording relief for insolvent debtors; or

(i)                                    becomes disqualified from being a Director of a company or the Executive’s directorship of the Company terminates without the consent or concurrence of the Company (save where the Executive has resigned in response to an unlawful act on the part of the Company);

(j)                                    fails to maintain by reason of fault on his part or becomes disqualified from maintaining registration with any regulatory body, membership of which is necessary for the Executive to carry out his duties.

12.15                  When the Employment terminates the Company may deduct from any money due to the Executive (including remuneration) any amount which he owes to any Group Company.

12.16                  The Company may suspend the Executive from the Employment on full Salary and benefits at any time, and for any reason for a reasonable period to investigate any matter in which the Executive is implicated or involved (whether directly or indirectly) and to conduct any related disciplinary proceedings.

13.                            GARDEN LEAVE

13.1                        At any time after notice to terminate the Employment is given by either party under clause 12, above, or if the Executive resigns without giving due notice and the Company does not accept his resignation, the Company may require the Executive to comply with any or all of the provisions in clauses 13.2 and 13.3 for a maximum period of twelve (12) months (the Garden Leave Period) from the date that the notice of termination has been given or the date of resignation as appropriate.

13.2                        The Executive will not, without prior written consent of the Board, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature during the Garden Leave Period. Further, the Executive will not, unless requested by the Company:

(a)                                enter or attend the premises of the Company or any other Group Company; or

(b)                                contact or have any communication with any client, prospective client or supplier of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

(c)                                 contact or have any communication with any employee, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

(d)                                 remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies; or

(e)                                  work either on his own account or on behalf of any other person.

13.3                          The Company may require the Executive:

(a)                                  to comply with the provisions of clause 16; and

(b)                                 to immediately resign (without claim for compensation) from any directorship which he holds in the Company, any other Group Company or any other company where such directorship is held as a consequence or requirement of the Employment, unless he is required to perform duties to which any such directorship relates in which case he may retain such directorships while those duties are ongoing. The Executive hereby irrevocably appoints the Company to be his attorney to execute any instrument and do anything in his name and on his behalf to effect his resignation if he fails to do so in accordance with this clause (b).

13.4                           During the Garden Leave Period, the Executive will be entitled to receive his Salary and all contractual benefits in accordance with the terms of this Agreement. Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such Period will be deemed to be taken by the Executive during the Garden Leave Period.

13.5                           All duties of the Employment (whether express or implied), including without limitation the Executive’s duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period save as expressly varied by this clause.

14.                               RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT

14.1                           In this clause:

Prohibited Area means any country or part of any country in which the Company or any Group Company has a significant presence;

Relevant Date means the Termination Date or, if earlier, the date on which the Executive commences any Garden Leave Period; and

Restricted Period means the period of twelve (12) months less any Garden Leave Period commencing on the Termination Date.

14.2                           The Executive is likely to obtain Confidential Information and personal knowledge of and influence over customers, clients and employees of the Group during the course of the Employment. To protect these interests of the Company, the Executive agrees with the Company that he will be bound by the following covenants:

(a)                                  during the Restricted Period and within the Prohibited Area he will not be employed in, or carry on for his own account or for any other person, whether directly or indirectly, (or be a director of any company engaged in) any business which, by virtue of its location or otherwise, is or he is aware is about to be in competition with any business of the Company or any other Group Company being carried on by such company at the Relevant Date provided he was concerned or involved with that business to a material extent at any time during the 12 months prior to the Relevant Date;

(b)                                 during the Restricted Period he will not (either on his own behalf or for or with any other person), whether directly or indirectly, canvass or solicit in competition with the Company or any other Group Company the custom of any person who at any time during the 12 months prior to the Relevant Date was a customer or client of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company and in respect of whom the Executive had access to Confidential Information or with whose custom or business the Executive was personally concerned or employees reporting directly to him were personally concerned;

(c)                                  during the Restricted Period he will not (either on his own behalf or for or with any other person, whether directly or indirectly,) deal with or otherwise accept in competition with the Company or any Group Company the custom of any person who was at any time during the 12 months prior to the Relevant Date a customer or client of, or in the habit of dealing with, the Company or (as the case may be) any Group Company and in respect of whom the Executive had access to Confidential Information or with whose custom or business the Executive was personally concerned;

(d)                                 during the Restricted Period he will not (either on his own behalf or for or with any other person, whether directly or indirectly) canvass or solicit in competition with the Company or any other Group Company the custom of any person who was negotiating with the Company or any other Group Company for the supply of goods or services (whether as customer, client, supplier, agent or distributor of the Company) during the 12 months prior to the Relevant Date or who was a potential customer to whom the Executive had made a presentation or a pitch and in respect of whom the Executive had access to Confidential Information or with whose custom or business the Executive was personally concerned;

(e)                                  during the Restricted Period he will not (either on his own, behalf or for or with any other person, whether directly or indirectly) deal with or otherwise accept in competition with the Company or any other Group Company the custom of any person who was negotiating with the Company or any other Group Company for the supply of goods or services (whether as customer, client, supplier, agent or distributor of the Company) during the 12 months prior to the Relevant Date or who was a potential customer to whom the Executive had made a presentation or a pitch and in respect of whom the Executive had access to Confidential

Information or with whose custom or business the Executive was personally concerned; and

(f)                                   during the Restricted Period he will not (either on his own behalf or for or with any other person, whether directly or indirectly,) entice or try to entice away from the Company or any other Group Company any person who was a senior employee, director, officer, agent, consultant or associate of the Company or any other Group Company at the Relevant Date and who had been a senior employee, director, officer, agent, consultant or associate at any time during the 12 months prior to the Relevant Date and with whom he had worked closely at any time during that period.

14.3                           Each of the paragraphs contained in clause 14.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants. Further, if any court of competent jurisdiction determines that any restrictions set forth in this Section 13 are overbroad under applicable law in time, geographical scope or otherwise, the parties to this Agreement specifically agree and authorise such court to rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable law to be reasonable and enforceable.

14.4                           Following the Termination Date, the Executive will not represent himself as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed by such a company).

14.5                           Any benefit given or deemed to be given by the Executive to any Group Company under the terms of clause 14 is received and held on trust by the Company for the relevant Group Company. The Executive will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.

15.                               OFFERS ON LIQUIDATION

The Executive will have no claim against the Company if the Employment is terminated by reason of liquidation, provisional liquidation, receivership, administration or any other insolvency regime under and in terms of the Insolvency Act 1986 (or any subsequent statute pre-enacting or amending the same) in order to reconstruct or amalgamate the Company or by reason of any reorganisation of the Company and the Executive is offered employment with the company succeeding to the Company upon such liquidation or reorganisation and the new terms of employment offered to the Executive are no less favourable to him than the terms of this Agreement.

16.                               RETURN OF COMPANY PROPERTY

16.1                          At any time during the Employment (at the request of the Company) and in any event when the Employment terminates, the Executive will immediately return to the Company:

(a)                                  all documents and other materials (whether originals or copies) made or compiled by or delivered to the Executive during the Employment and concerning all the Group Companies. The Executive will not retain any copies of any materials or other information; and

(b)                                 all intellectual property and other property belonging or relating to any of the Group Companies.

16.2                           If the Executive commences Garden Leave in accordance with clause 13 he may be required to comply with the provisions of clause 16.1.

17.                               DIRECTORSHIPS

17.1                           The Executive’s office as a director on the Board of the Company or any other Group Company is subject to the Articles of Association of the relevant company (as amended from time to time). If the provisions of this Agreement conflict with the provisions of the Articles of Association, the Articles of Association will prevail provided that if the Executive is removed as a director of the Company in accordance with the Articles (other than for the purposes of a group reorganisation that involves him being appointed to the board of a company that replaces or supersedes the Company) such removal shall constitute constructive dismissal of the Executive by the Company.

17.2                           On the termination of the Employment or upon the commencement of any period of Garden Leave, the Executive must resign (without claim for compensation) from any office held in any Group Company if he is asked to do so by the Company.

17.3                           If the Executive does not resign as an officer of a Group Company, having been requested to do so in accordance with clause 17.2, the Company will be appointed as his attorney to effect his resignation. By entering into this Agreement, the Executive irrevocably appoints the Company as his attorney to act on his behalf to execute any document or do anything in his name necessary to effect his resignation in accordance with clause 17.2. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 17.3, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.

17.4                           Save as set out in clause 17.1 above, the termination of any directorship or other office held by the Executive will not terminate the Executive’s employment or amount to a breach of the terms of this Agreement by the Company.

17.5                           During the Employment the Executive will not do anything which could cause him to be disqualified from continuing to act as a Director of any Group Company.

17.6                           The Executive must not resign his office as a Director of any Group Company without the agreement of the Company.

18.                               NOTICES

18.1                           Any notices given under this agreement must be given by letter or fax. Notice to the Company must be addressed to its registered office at the time the notice is given.  Notice to the Executive must be given to him personally or sent to his last known address.

18.2                           Except for notices given by hand, notices given by post will be deemed to have been given on the next working day after the day of posting and notices given by fax will be deemed to have been given in the ordinary course of transmission.

19.                               STATUTORY PARTICULARS

19.1                           The written particulars of employment which the Executive is entitled to receive under the provisions of Part I of the Employment Rights Act 1996 are set out below, insofar as they are not set out elsewhere in this Agreement.

(a)                                  The Executive’s period of continuous employment began on May 28, 2010.

(b)                                 There is no contracting-out certificate in force in relation to the Executive’s Employment.

(c)                                The Company’s disciplinary rules and disciplinary and grievance procedures as set out in the Staff Handbook from time to time are applicable to the Executive. The disciplinary rules are contractual. The disciplinary and grievance procedures are non-contractual.

(d)                                 The Company’s normal hours of work are 8:30 a.m. to 5:15 p.m. Monday to Friday.

19.2                         There are no terms and conditions relating to collective agreements or to the requirement to work outside the United Kingdom.

20.                               DATA PROTECTION ACT 1998

20.1                           For the purposes of the Data Protection Act 1998 (the Act) the Executive gives his consent to the holding, processing and disclosure of personal data (including sensitive data within the meaning of the Act) provided by the Executive to the Company for all purposes relating to the performance of this Agreement including, but not limited to:

(a)                                  administering and maintaining personnel records;

(b)                                 paying and reviewing Salary and other remuneration and benefits;

(c)                                  providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

(d)                                 undertaking performance appraisals and reviews;

(e)                                  maintaining sickness and other absence records;

(f)                                    taking decisions as to the Executive’s fitness for work;

(g)                                 providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, HM Revenue & Customs and the Contributions Agency;

(h)                                 providing information to future purchasers of the Company or of the business in which the Executive works; and

(i)                                     transferring information concerning the Executive to a country or territory outside the EEA.

20.2                         The Executive acknowledges that during his Employment he will have access to and process, or authorise the processing of, personal data and sensitive personal data relating to employees, customers and other individuals held and controlled by the Company. The Executive agrees to comply with the terms of the Act in relation to such data and to abide by the Company’s data protection policy issued from time to time.

21.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

To the extent permitted by law, no person other than the parties to this Agreement and the Group Companies shall have the right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999. For the avoidance of doubt, save as expressly provided in this clause the application of the Contracts (Rights of Third Parties) Act 1999 is specifically excluded from this Agreement, although this does not affect any other right or remedy of any third party which exists or is available other than under this Act.

22.                               WORK PERMIT

The Executive warrants that he is legally entitled to work in the United Kingdom. Should the Company discover that the Executive does not have permission to live and work in the United Kingdom or if any such permission is revoked, the Company reserves the right to terminate the Employment immediately, without notice or a Payment in Lieu of Notice.

23.                               MISCELLANEOUS

23.1                         The Company has obtained appropriate directors’ and officers’ liability insurance for the Executive’s benefit and will use its reasonable endeavours to maintain such insurance in force for the Employment.  The Company will notify the Executive in the event that the directors’ and officers’ liability insurance referred to above is no longer in place.  Copies of the policy documents are available from the Company on request.

23.2                           The Company will grant a deed of indemnity (being a qualifying third party indemnity for the purposes of the Companies Act 2006) in the Executive’s favour immediately following execution of this Agreement.

23.3                           This Agreement may only be modified by the written agreement of the parties.

23.4                           The Executive cannot assign this Agreement to anyone else.

23.5                           References in this Agreement to rules, regulations, policies, handbooks or other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangement are references to the versions or forms of the relevant documents as amended or updated from time to time.

23.6                           This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it. It contains the whole agreement between the parties relating to the Employment at the date the Agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties). The Executive acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. The Executive agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

23.7                         Neither party’s rights or powers under this Agreement will be affected if:

(a)                                  one party delays in enforcing any provision of this Agreement; or

(b)                                 one party grants time to the other party.

23.8                           The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

23.9                           References to any statutory provisions include any modifications or re-enactments of those provisions.

23.10                     Headings will be ignored in construing this Agreement.

23.11                     If either party agrees to waive his rights under a provision of this Agreement, that waiver will only be effective if it is in writing and it is signed by him. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

23.12                     This Agreement is governed by and will be interpreted in accordance with the laws of England and Wales. Each of the parties submits to the exclusive jurisdiction of the English Courts as regards any claim or matter arising under this Agreement.

EXECUTED and		)
DELIVERED as a DEED		)
on the date first above written on behalf of:		)
EDWARDS GROUP PLC		)

/s/ David Smith
Director

in the presence of:

Witness’s signature:	/s/ Nicola Williams

Name:	Nicola Williams

Address:	2 Caburn Heights
Crawley
West Sussex, RH11 8Qx

Occupation:	Personal Assistant

EXECUTED and		)
DELIVERED as a DEED		)
on the date first above written on behalf of:		)
EDWARDS GROUP PLC		)

/s/ Sarah Larkins
Company Secretary

in the presence of:

Witness’s signature:	/s/ Tim Greenwell

Name:	Tim Greenwell

Address:	10 Falmouth Walk
London
SW15 504

Occupation:	Company Secretarial Assistant

EXECUTED and		)
DELIVERED as a DEED		)
on the date first above written on behalf of:		)
MATTHEW TAYLOR		)

/s/ Matthew Taylor

in the presence of:

Witness’s signature:	/s/ Jodie Hague

Name:	Jodie Hague

Address:	22 Perrylands, Charlwood, Surrey, RH6 OB2

Occupation:	Personal Assistant